Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-254967, No. 333-263003, and No. 333-269892 on Form S-8 and No. 333-264843 on Form S-3ASR of our reports dated February 15, 2024, relating to the consolidated financial statements of Coinbase Global, Inc. and its subsidiaries (the “Company”) and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

San Francisco, California

February 15, 2024